Exhibit 10.64

For Immediate Release	Contact: Dennis J. Simonis
President & CEO

July 14, 2008	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

SIGNS NUT PURCHASE CONTRACT ADDENDUM WITH MAUNA LOA AND

EXECUTES NEW CREDIT AGREEMENT

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT) announced today that the Partnership has signed an addendum to its current nut purchase contract with Mauna Loa Macadamia Nut Corporation (“Mauna Loa”), its primary customer. The addendum provides that Mauna Loa will purchase between 9 million and 12 million additional pounds of macadamia nut-in-shell (NIS) between July 21, 2008 and June 30, 2009 at a price of sixty cents ($0.60) per pound, adjusted to 20% moisture and 30% kernel recovery.

The Partnership has also signed an amended credit agreement with American Ag Credit, its primary lender, increasing its current revolving credit facility from $4.5 million to $6 million. The new credit agreement is for 364 days and will expire on July 10, 2009. The Partnership also has an existing Term Loan with American Ag Credit with a balance of $800,000 outstanding as of June 30, 2008. Both the term loan and the revolving credit facility are collateralized by the Partnership’s owned real estate under the new credit agreement.

The additional crop that will be purchased by Mauna Loa under the addendum includes 6 million pounds of production currently under contract to Hamakua Macadamia Nut Company (“Hamakua”) which Hamakua has refused to purchase. The Partnership has filed a complaint against Hamakua and intends to seek damages for the difference between the amounts which will be received from Mauna Loa and the amount which would have been due under the Hamakua agreement.

The volume of nuts being sold to Mauna Loa under the original agreement and the addendum will be between 15.3 and 18.3 million pounds or between 73% and 87% of the Partnership’s total production. The Partnership also has nut purchase agreements with Mac Farms of Hawaii and Island Princess for its remaining production.

The Partnership has filed a Form 8-K with the SEC related to these agreements and has included the new agreements as Exhibits to the filing.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 4,189 acres of orchards on the island of Hawaii. Mauna Loa, a subsidiary of Hershey Company, is the leading processor in Hawaii and the world’s leading marketer of macadamia nuts.

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